For Further Information:
Jeff Peterson
SecureAlert
jpeterson@securealert.com
(801) 796-2595

SecureAlert, Inc. Partners with the Federal Government of Mexico and the SECRETARIA DE SEGURIDAD PUBLICA (SSP)
to Deliver Historic Public Safety Initiative and Electronic Monitoring Program

Sandy, UT, USA – (Marketwire 02/04/11) – SecureAlert Inc. (OTCBB: SCRA), a leading international provider of patented, wireless electronic monitoring systems and services to public safety agencies, announces that it has reached a historic agreement with the Federal Government of Mexico to provide Electronic Monitoring for offenders in 2011 on behalf of the Secretary of Public Security (SSP) and the citizens of Mexico.

With this contract award, SecureAlert, VR Global Security Consulting (SecureAlert’s Security Solutions Partner) and International Surveillance Services Corporation have partnered to deliver a central and dynamic monitoring center capability in Mexico City that will monitor offenders 24 hours a day, 7 days a week, 365 days a year throughout Mexico, utilizing SecureAlert’s real-time TrackerPAL™ portfolio of GPS devices and reliable real-time monitoring technologies.

“This is truly a historical day, both for the people and the Federal Government of Mexico, as well as for SecureAlert and its partners, who have all worked tirelessly for years together”, said John L. Hastings III, President and Chief Operating Officer of SecureAlert, Inc.  “This is a transformational public safety initiative and we are fully committed to delivering to Mexico the most highly reliable Electronic Monitoring, Offender Tracking and GPS solution available in the global marketplace today.

“Recent large and significant public safety commitments and contracts in Mexico, The Bahamas, Brazil and Alaska further demonstrate how far SecureAlert, Inc. has come in listening to the global marketplace, focusing on quality and reliability, and of being attentive to the specific cultural and local needs of its government customers and the citizens they represent,” concluded Hastings.

About SecureAlert, Inc.

SecureAlert is a leading international provider of electronic monitoring systems, case management and services widely utilized by more than 650 law enforcement agencies worldwide. SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office. The Company delivers highly reliable solutions and peace of mind through programs that allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.

Today, the TrackerPAL™ family of reliable GPS devices have an out of box reliability of 99.927%. This proven technology monitors offenders 24 hours a day, while addressing specific localized needs for monitoring offenders in the cities, counties, states and countries served.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the U.S. Securities and Exchange Commission.

For more information please contact us at ir@securealert.com or 866-451-6141, or visit us at http://www.securealert.com .